STOCK POWER



         FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, __________ hereby assigns, transfers and conveys to __________ all of its right, title and interest in and to __________ shares of __________ Stock of MICROFIELD GROUP, INC., an Oregon corporation, represented by Certificate No(s). __________, and hereby irrevocably appoints _________________________
attorney-in-fact to transfer the stock on the books of MICROFIELD GROUP, INC. with full power of substitution in the premises.

         DATED: __________

                                   _________________________________


                                   By:___________________________________









































PDX/112816/141153/DLH/1423622.1